Filed pursuant to Rule 424(b)(3)
Registration No. 333-171109

Prospectus Supplement No. 1

Dated August 31, 2011

To Prospectus Dated June 30, 2011

OCZ Technology Group, Inc.

7,139,960 Shares of Common Stock
1,999,194 Shares of Common Stock issuable upon the exercise of outstanding Warrants

This prospectus supplement supplements the prospectus dated June 30, 2011 of OCZ Technology Group, Inc., which is part of a registration statement on Form S-3 (File No. 333-171109) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling stockholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes information to update the beneficial ownership of Carpe Diem Capital Management LLC and OTA LLC, each, a selling stockholder.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 30, 2011 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of the prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus supplement is August 31, 2011.

Selling Stockholders

The following information is provided to update the beneficial ownership of Carpe Diem Capital Management LLC (“Carpe Diem”) and OTA LLC (“OTA”).  Effective July 13, 2011, Carpe Diem transferred an aggregate of 20,284 shares of common stock issuable upon the exercise of outstanding warrants to OTA.

	Shares of Common Stock Beneficially Owned Prior to this Offering				Shares of Common Stock Beneficially Owned After this Offering
Name and Address of Holder	Number of Shares Owned Prior to this Offering	% of Outstanding Shares 1		Number of Offered Shares	Number of Shares Beneficially Owned after the Offering	% of Outstanding Shares 1

Carpe Diem Management LLC(23) 3400 N. Lake Shore Drive Chicago, IL 60657	81,135	*	%	81,135	81,135	*	%

OTA, LLC(48) One Manhattanville Road Purchase, NY 10573	1,171,004(49)	2.27%		512,669	658,335	*	%

23.
Carpe Diem Capital Management LLC (“CDCM ”), its investment manager, Crazy Coyote Capital Management LLC (“C3”), and John D. Ziegelman, as Chief Executive Officer of both CDCM and C3, each may be deemed to have beneficial ownership of the shares owned by CDCM which are being registered hereunder.

48.	OTA LLC (“OTA”) is a SEC registered broker-dealer. Mr. Ira M. Leventhal, as Senior Managing Director of OTA, has voting and dispositive power over these shares.

49.	Includes 1,171,004 shares of common stock issuable upon the exercise of outstanding warrants.